EXHIBIT 99.1

TRIMERICA (formerly Treaty) Energy Corporation

November ___, 2015 __:__ AM [PM]

NEW ORLEANS, November ___, 2015 /PRNewswire/ -- TRIMERICA Energy Corporation (formerly Treaty Energy Corporation) (TECO), a growth-oriented energy company in the oil and gas industry today filed a Form 8-K announcing its filing with FINRA of an Appeal relating to FINRA's denial of specified corporate actions. This is the second Press Release being filed since engaging in a Delaware Section 251(g) reorganization and changing its name in Delaware to Trimerica Energy Corporation (hereafter, the "Company").

Consistent with the commitment of Company's new management to be fully disclosive, the Board of Directors advises our shareholders that the Company has filed a Form 8-K with regard to the FINRA application to effect a name change to Trimerica, a proposed change in the current TECO trading symbol and an 11.5 to 1 one reverse split. Such 8-K can be accessed on the EDGAR service of the SEC at www.sec.gov. Instead, on November 5, 2015, FINRA denied the corporation actions contemplated based on (i) the Company's missing annual and quarterly reports and (ii) the legal action being pursued by the SEC against the Company and its former management (the "Deficiency Notice"). As a result, the Company filed an Appeal of the Deficiency Notice on November 12, 2015 in view of the Company's principal countervailing arguments as outlined in the concurrent Form 8-K.

With regard to these changes, Company Chairman, Chris Tesarski, states: "The Board of Directors continues to diligently pursue avenues to resolve the adversities faced by the Company and is stalwart in its resolve to send a definitive message through these various corporate actions, to our shareholders and the investment community that we are committed to a disciplined and concerted effort to move the Company forward in a new and positive direction."

ON BEHALF OF THE BOARD OF DIRECTORS

Contact:

TRIMERICA Energy Corporation (formerly Treaty Energy Corporation)

Investor Relations

chris.tesarski@sandboxresourcesolutions.com

akramer@kramerllc.com

Tel: 504-524-6987    504-524-6987

About TRIMERICA Energy Corporation (formerly Treaty Energy Corporation)

TRIMERICA, a developmental stage energy company, is engaged in the acquisition, development and production of oil and natural gas. TRIMERICA seeks to acquire and develop oil and gas leases which have "proven but undeveloped reserves" at the time of acquisition. These properties are not strategic to large exploration-oriented oil and gas companies. Management believes this strategy will allow TRIMERICA to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.

Forward-Looking Statements

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks. These risks will be (or are) detailed in the Company's filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K. Actual results may differ materially from such forward-looking statements.